Exhibit 10.9

WILSON BANK HOLDING COMPANY

CASH-SETTLED STOCK APPRECIATION RIGHT AGREEMENT

THIS CASH-SETTLED STOCK APPRECIATION RIGHT AGREEMENT (this “Agreement”) is made and entered into as of this      day of             , 20     (the “Grant Date”), by and between Wilson Bank Holding Company, a Tennessee corporation (together with its Subsidiaries and Affiliates, the “Company”), and the individual identified on the signature page hereto (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Wilson Bank Holding Company Amended and Restated 2016 Equity Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of Stock Appreciation Rights; and

WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of Stock Appreciation Rights to the Grantee in his or her capacity as an employee of the Company.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Stock Appreciation Rights. The Company grants to the Grantee as of date of this Agreement an award (the “Award”) of Stock Appreciation Rights (the “SARs”) with respect to                  shares (the “Shares”) of the Company’s common stock, $2.00 par value per share (the “Common Stock”), on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. Each SAR represents the right to receive pursuant to this Agreement, upon exercise of the SAR, a payment in cash in an amount equal to the excess of the Fair Market Value of one Share of Common Stock on the exercise date over $         (the “Grant Price”).

2. Exercise of SAR.

(a) Except as otherwise provided herein, this SAR shall become vested and exercisable as set forth below, if and only if the Grantee shall have been either continuously employed by the Company or continuously providing services as a director of the Company from the date of this Agreement through and including such dates:

Percentage Vested	Date

(b) Notwithstanding the above, this SAR shall vest and become exercisable with respect to 100% of the Shares in the event of the Grantee’s death, Disability or Retirement,

provided the Grantee has remained either continuously employed by the Company or continuously providing services as a director of the Company from the date of this Agreement to such event. Notwithstanding anything in the Plan to the contrary, “Retirement” for purposes of this Agreement means the later to occur of the Grantee’s resignation as an employee or retirement as a director, in either case, after completing thirty (30) years of service with the Company or after attaining sixty-five (65) years of age and completing twenty (20) years of service with the Company.

(c) Notwithstanding the foregoing, in the event of a Change in Control, this Award shall become vested and exercisable (but only to the extent such SAR has not otherwise terminated) with respect to 100% of the Shares immediately prior to the Change in Control.

3. Manner of Exercise; Payment by the Company.

(a) This Award may be exercised in whole or in part at any time within the period permitted hereunder for the exercise of the Award, by serving notice of intent to exercise the Award delivered to the Company at its principal office (or to the Company’s designated agent), stating the number of SARs subject to the Award in respect of which the Award is thereby being exercised (the “Notice of Exercise”), such notice complying with all applicable rules established by the Committee. The date the Company or its designated agent receives the Notice of Exercise shall be the exercise date (the “Exercise Date”) with respect to the SARs set forth in such notice.

(b) On a date determined by the Company as soon as practicable after receipt by the Company of the Notice of Exercise, and subject to the tax withholding described in Section 9 of this Agreement, the Company shall deliver to the Grantee an amount, in cash, equal to the product of (i) the number of Shares with respect to which the SAR was exercised and (ii) the difference between (A) the Fair Market Value per Share of Common Stock on the Exercise Date and (B) the Grant Price. Notwithstanding anything in the Plan to the contrary, “Fair Market Value” for purposes of this Agremeent means the weighted average trading price (the “Weighted Average Trading Price”) for the Common Stock for the thirty (30) day period ending on the Exercise Date, or such other value as the Board may determine pursuant to the reasonable application of a reasonable valuation method if the Board determines that the Weighted Average Trading Price is not a reasonable indication of the fair market value of the Common Stock.

(c) The SARs covered by this Award shall under no circumstances be settled in Shares of the Company’s Common Stock. The Grantee shall not become a shareholder of the Company or otherwise obtain the rights of a shareholder due to the grant or exercise of any SARs subject to this Agreement.

4. Termination of SAR. The SAR will expire ten (10) years from the date of grant of the SAR (the “Term”) with respect to any then unexercised portion thereof, unless terminated earlier as set forth below:

(a) Termination by Death. If the Grantee’s employment by the Company or service as a director of the Company terminates by reason of death, this SAR may thereafter be exercised, to the extent the SAR was exercisable at the time of such termination (after giving effect to any acceleration of vesting provided for in Section 2 above), by the legal representative of the estate or by the legatee of the Grantee under the will of the Grantee, for a period of one hundred and eighty (180) days from the date of death or until the expiration of the Term of the SAR, whichever period is the shorter.

(b) Termination by Reason of Disability. If the Grantee’s employment by the Company or service as a director of the Company terminates by reason of Disability, this SAR may thereafter be exercised, to the extent the SAR was exercisable at the time of such termination (after giving effect to any acceleration of vesting provided for in Section 2 above), by the Grantee or personal representative or guardian of the Grantee, as applicable, for a period of three (3) years from the date of such termination or until the expiration of the Term of the SAR, whichever period is the shorter.

(c) Termination by Retirement. If the Grantee’s employment by the Company or service as a director of the Company (whichever occurs later) terminates by reason of Retirement, this SAR may thereafter be exercised by the Grantee, to the extent the SAR was exercisable at the time of such termination (after giving effect to any acceleration of vesting provided for in Section 2 above) for a period of three (3) years from the date of such termination or until the expiration of the Term of the SAR, whichever period is the shorter.

(d) Termination for Cause. If the Grantee’s employment by the Company or service as a director of the Company is terminated for Cause, this SAR shall terminate immediately following the later to occur of the termination of the Grantee’s employment or service as a director of the Company and become void and of no effect, and any vested SAR that was vested but not exercised prior to the later to occur of the termination of the Grantee’s employment and service as a director of the Company shall be forfeitered as of such later occurring event.

(e) Other Termination. If the Grantee’s employment by the Company or service as a director of the Company terminates (whichever occurs later) for any reason other than for Cause, death, Disability or Retirement, this SAR may be exercised, to the extent the SAR was exercisable at the time of such termination by the Grantee for a period of ninety (90) days from the date of such termination or the expiration of the Term of the SAR, whichever period is the shorter.

5. No Right to Continued Employment or Continued Service. The grant of the SAR shall not be construed as giving the Grantee the right to be retained in the employ of the Company or on the Board of Directors of the Company, and the Company may at any time dismiss the Grantee from employment or service as a director of the Company, free from any liability or any claim under the Plan or this Agreement.

6. Adjustment to SAR. The Committee may make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (and shall make the adjustments for the events described in Section 4.2 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles in accordance with the Plan, whenever the Committee determines that such event(s) affect the Shares. Any such adjustments shall be effected in a manner that precludes the material enlargement of rights and benefits under this Award.

7. Amendments to SAR. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the SAR shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

8. Limited Transferability. Except as otherwise provided by the Committee, during the Grantee’s lifetime, this Award can be exercised only by the Grantee, and this Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or the laws of descent and distribution. Any attempt to otherwise transfer this Award shall be void. No transfer of this Award by the Grantee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.

9. Withholding Obligations. Regardless of any action the Company takes with respect to any or all applicable income tax (including federal, state and local taxes and any applicable withholding tax or amounts under the laws of any other jurisdiction), payroll tax or other tax-related withholding in connection with the grant, vesting or payment in settlement of the Award (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility. Further, notwithstanding any contrary provision of this Agreement, no cash payment shall be made to the Grantee unless and until satisfactory arrangements (as determined by the Committee) have been made by the Grantee to satisfy all withholding tax obligations of the Company with respect to the cash payment. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation payable to the Grantee by the Company or from the cash payment received upon settlement of the Award. The Grantee agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the grant or settlement of the Award that cannot be satisfied by the means previously described. The Grantee acknowledges and agrees that the Company may refuse to deliver any cash payment otherwise due hereunder if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section 9.

10. Plan Governs. The Grantee hereby acknowledges receipt of a copy of (or electronic link to) the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

12. Notices. All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Wilson Bank Holding Company
623 W. Main Street
Lebanon, Tennessee 37087
Attn: Chief Financial Officer

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

14. Resolution of Disputes. Except in such instances where the Company is seeking to enforce its rights pursuant to Section 16 of this Agreement, any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

15. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representative and assignees. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators, successors and assignees.

16. Restrictive Covenants.

(a) Non-Competition. The Grantee agrees that during the Grantee’s employment by the Company and service as a director of the Company and for a period of twelve (12) months following the later to occur of the termination of the Grantee’s employment with the Company or service as a director of the Company for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company), within the Area, either directly or indirectly, on the Grantee’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Grantee provided for the Company. “Area” for purposes of this Agreement shall mean any county where the Company has an office as of the later to occur of the date that the Grantee’s employment with the Company or service as a director of the Company terminates and Williamson County, if the Company does not at such time have an office in Williamson County. “Competing Business” for purposes of this Agreement shall mean any entity (other than the Company) that is conducting business that is the same or substantially the same as the business of the Company, which the parties hereto agree is the business of commercial and consumer banking.

(b) Non-Solicitation of Customers. The Grantee agrees that during the Grantee’s employment by the Company and service as a director of the Company and for a period of twelve (12) months following the later to occur of the termination of the Grantee’s employment with the Company or service as a director of the Company for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company) on the Grantee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Company’s customers, including prospective customers actively sought by the Company, with whom the Grantee has or had material contact during the last one (1) year of the Grantee’s employment with the Company and service as a director of the Company, for purposes of providing products or services that are competitive with those provided by the Company.

(c) Non-Solicitation of Employees. The Grantee agrees that during the Grantee’s employment by the Company and service as a director of the Company and for a period of twelve (12) months following the later to occur of the termination of the Grantee’s employment with the Company or service as a director of the Company for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company) on the Grantee’s own behalf or in the service or on behalf of others, solicit, recruit or hire or attempt to solicit, recruit or hire any employee of the Company that was an employee of the Company within the one (1) year period prior to the termination of the Executive’s employment and service as a director of the Company, whether or not such employee is a full-time employee or a temporary employee of the Company, such employment is pursuant to written agreement, for a determined period, or at will.

(d) Impact of Change in Control. In the event that a Change in Control occurs prior to the termination of the Grantee’s employment with the Company or service as a director of the Company, this Section 16 shall be void and of no further force and effect from and after the Change in Control.

(e) Recovery of Attorneys’ Fees. In the event the Grantee breaches any provision of this Section 16, the Company shall be entitled to recover from the Grantee the reasonable costs incurred in preventing or remedying such breach, including but not limited to attorneys’ fees.

(f) Reduced Scope. If any court or other decision-maker of competent jurisdiction determines that any of the Grantee’s covenants contained in Section 16 of this Agreement is unenforceable because of the duration or scope of such provision, then, after such determination has become final and nonappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(g) Breach of Restrictive Covenants. The Grantee acknowledges and agrees that any breach by him of any of the provisions of this Section 16 (the “Restrictive Covenants”) would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if the Grantee breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages):

(i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Grantee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii) the right and remedy to have the period of time of any such Restrictive Covenant extended by the amount of time equivalent to the time that accrues from the earlier of: (A) the Grantee’s first breach of the Restrictive Covenants or (B) the date of the Grantee’s termination of employment or termination of service as a director with the Company, until the later of: (I) the date the Grantee ceases breaching the Restrictive Covenants; or (II) the date a court of proper jurisdiction issues a judgment finding that the Grantee has breached the Restrictive Covenants.

(h) Venue; Right to Jury Trial. The Grantee and the Company shall submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Middle District of Tennessee or the Chancery Court for Wilson County, Tennessee in any litigation arising out of Section 16 of this Agreement. The Grantee hereby expressly waives the Grantee’s right to a jury trial in any court proceeding arising out of or relating to this Agreement.

(i) Disclosure of Restrictive Covenants. Should the Grantee’s employment with Company terminate, and should the Grantee thereafter seek new employment, the Grantee agrees to disclose the existence of this Section 16 to any prospective employer engaged in a Competing Business. The Grantee further agrees that if the Grantee obtains new employment, the Company may notify the Grantee’s new employer(s) of the Grantee’s obligations under Section 16 of this Agreement. The Grantee further agrees to notify the Company if the Grantee engages in any conduct that would constitute a potential breach of the terms of Section 16 of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have caused this Cash-Settled Stock Appreciation Rights Agreement to be duly executed effective as of the day and year first above written.

WILSON BANK HOLDING COMPANY

By:

GRANTEE:

Signature

Please check this box  ☐ to acknowledge that you have read this Agreement, including without limitation Section 16 hereof, agree to be bound by the terms of this Agreement, including without limitation Section 16 hereof and accept the SARs granted hereunder.

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